Exhibit 10.1

September 8, 2015

Brian M. Storms

67 Roxiticus Road

Far Hills, NJ 07931

Re: Resignation

Dear Brian:

It is my understanding that you intend to resign as an employee of Liquid Holdings Group, Inc. (“Liquid”) and forego the remaining compensation that would be owed to you under the Transition Agreement, dated as of March 1, 2015, between you and Liquid (the “Transition Agreement”), as well as your remaining grant of 519,474 restricted stock units under Liquid’s incentive compensation plan. In consideration therefor, Liquid will (1) pay you $125,000, subject to standard employment-tax withholding, upon your resignation as an employee, which resignation will also serve as the end of the “Transition Period” under the Transition Agreement; and (2) terminate the lock-up set forth in Section 6 of the Transition Agreement. Liquid will also confirm that Article VI of our Bylaws, Indemnification and Advancement of Expenses, remains applicable to you in accordance with its terms.

If this offer is acceptable to you, please countersign below and return it to me. This letter agreement will become effective upon your resignation from Liquid. We intend to disclose your resignation, as well as the terms of this letter, in a Current Report on Form 8-K, which we expect will have no additional disclosures in it.

Note that the release of the lock-up provisions of the Transition Agreement do not serve to remove any restrictions on trading that may be applicable to you under the securities laws.

Thank you for your service and dedication to Liquid over the last two years. We wish you all the very best in your future endeavors.

Very truly yours,

/s/ Peter R. Kent

Peter R. Kent
Chief Executive Officer
Liquid Holdings Group, Inc.

ACCEPTED AND AGREED:

/s/ Brian M. Storms

Brian M. Storms

Liquid Holdings Group, Inc.
111 River Street, Ste. 1204
Hoboken, NJ 07030	www.liquidholdings.com